SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

(Rule 14d-101)

Solicitation/Recommendation Statement

Under Section 14(d)(4) of the Securities Exchange Act of 1934

Audience, Inc.

(Name of Subject Company)

Audience, Inc.

(Name of Persons Filing Statement)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

05070J102

(CUSIP Number of Class of Securities)

Peter B. Santos

President and Chief Executive Officer

Audience, Inc.

3341 Fairchild Drive

Mountain View, California 94043

(650) 254-2800

(Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)

Copies to:

Michael J. Danaher, Esq.

Julia Reigel, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

(650) 493-6811

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Item 8.01 of the Current Report on Form 8-K filed by Audience, Inc. on May 5, 2015 (including all exhibits attached thereto) is incorporated herein by reference.